Exhibit 10.4

IRON SPARK I INC.

125 N Cache St. 2nd Floor

Jackson, Wyoming 83001

June 8, 2021

Iron Spark I LLC
125 N. Cache St.
2nd Floor
Jackson, WY83001

Re: Administrative Support Agreement

Ladies and Gentlemen:

This letter agreement by and between Iron Spark I Inc., a Delaware corporation (the “ Company”) and Iron Spark LLC, a Delaware limited liability company (“Iron Spark LLC”) will confirmour agreement that, commencing on the date the securities of the Company are first listed on The Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-253775) and related prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination (as defined in the Registration Statement) or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i)       Iron Spark LLC shall make available, or cause to be made available, to the Company, at 125 N Cache St. 2nd Floor, Jackson, Wyoming 83001 (or any successor location of Iron Spark LLC), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Iron Spark LLC the sumof $10,000 p er month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii)       Iron Spark LLC hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement in or to, and any and all right to seek payment of any amounts due to it (each, a “Claim”) out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claimit may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or o ther assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to t he extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual an d shal not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

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Very truly yours,

IRON SPARK I INC.

By:	/s/ Alexander P. Oxman
Name:	Alexander P. Oxman
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED BY:

IRON SPARK I INC.

By:	/s/ Joshua L. Spear
Name:	Joshua L. Spear
Title:	Chief Executive Officer

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